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          (Letterhead of Cahill Gordon & Reindel)




                        October 2, 1997




Dean Witter Reynolds Inc.
Two World Trade Center
New York, New York  10048


          Re:  Dean Witter Select Equity Trust,
               Morgan Stanley Dean Witter Competitive Edge
               Best Ideas Portfolio October 1997
               -------------------------------------------

Gentlemen:

          We have acted as special counsel for you as Depositor of the Dean Witter Select Equity Trust, Morgan Stanley Dean Witter Competitive Edge Best Ideas Portfolio October 1997 (the "Trust"), in connection with the issuance under the Trust Indenture and Agreement, dated September 30, 1993, and the related Reference
Trust Agreement, dated October 2, 1997 (such Trust Indenture and Agreement and Reference Trust Agreement collectively referred to as the "Indenture"), between you, as Depositor, and The Bank of New York, as Trustee, of units of fractional undivided interest in said Trust (the "Units") comprising the Units of Dean Witter Select Equity Trust, Morgan Stanley Dean Witter Competitive Edge Best
Ideas Portfolio October 1997. In rendering our opinion expressed below, we have relied in part upon the opinions and representations of your officers and upon opinions of counsel to Dean Witter Reynolds Inc.

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                              -2-



          Based upon the foregoing, we advise you that, in our opinion, when the Indenture has been duly executed and delivered on behalf of the Depositor and the Trustee and when the Receipt for Units evidencing the Units has been duly executed and delivered by the Trustee to the Depositor in accordance with the Indenture, the Units will be legally issued, fully paid and nonassessable by the Trust, and will constitute valid and binding obligations of the Trust and the Depositor in accordance with their terms, except that enforceability of certain provisions thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors generally and by general equitable principles.

          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement (File No. 333-34661) relating to the Units referred to above and to the use of our name and to the reference to our firm in said Registration Statement and the related Prospectus. Our consent to such reference does not constitute a consent under Section 7 of the Securities Act, as in consenting to such reference we have not certified any part of the Registration Statement and do not otherwise come within the categories of persons whose consent is required under said Section 7 or under the rules and regulations of the Commission thereunder.

                                   Very truly yours,



                                   CAHILL GORDON & REINDEL